Exhibit 99.2

Media Contact	Investor Contact

Barbara Henderson	Richard Goudis
VP Global Corporate Communications	Chief Financial Officer
Herbalife International	Herbalife International
310.410.9600 ext. 32736	310.410.9600 ext. 32222
barbh@herbalife.com

Herbalife Ltd. Announces Underwriters’ Full Exercise of Over-Allotment Option and Payment of Dividend to Shareholders

LOS ANGELES, Calif. – December 22, 2004 – Herbalife Ltd., formerly known as WH Holdings (Cayman Islands) Ltd. (“Herbalife”) (NYSE: HLF), announced today that it closed the sale of an additional 2,175,000 of its common shares at a price of $13.02 per share, net of underwriting discount, in connection with the full exercise of the underwriters’ over-allotment option in connection with Herbalife’s recently completed initial public offering.  Herbalife’s common shares were initially priced at $14.00 per share on December 15, 2004, and began trading on the New York Stock Exchange on December 16, 2004.  Herbalife’s common shares closed today at $15.95 per share on the New York Stock Exchange.

As previously planned, Herbalife also announced the payment of a one-time special cash dividend of $139.7 million to its shareholders of record as of December 14, 2004.

The offering was made through an underwriting syndicate led by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, who acted as joint book-running managers.  Banc of America Securities LLC, Credit Suisse First Boston LLC, and Citigroup Global Markets Inc. acted as co-managers.  A copy of the prospectus relating to Herbalife’s initial public offering of common shares may be obtained from Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080 (212/449-1000) or Morgan Stanley, Attn:  Prospectus Department, 1585 Broadway, New York, New York 10036 (212/761-4000).

A registration statement relating to Herbalife’s initial public offering of common shares has been filed with and declared effective by the Securities and Exchange Commission. This press release is for informational purposes only and is not an offer to sell or a solicitation of an offer to purchase.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in Herbalife Ltd.’s Disclosure Regarding Forward-Looking Statements included in its recent filings, including its Form S-1, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and Herbalife Ltd. undertakes no obligation to update these forward-looking statements.

About Herbalife

Herbalife is a global network marketing company offering a range of science-based weight management products, nutritional supplements and personal care products intended to support weight loss and a healthy lifestyle.